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                             AGREEMENT TO TERMINATE
                                       THE
                          INVESTMENT ADVISORY AGREEMENT
                         BETWEEN BBOI WORLDWIDE LLC AND
                     BERGER/BIAM WORLDWIDE PORTFOLIOS TRUST
                               WITH RESPECT TO THE
                       BERGER/BIAM INTERNATIONAL PORTFOLIO

         This AGREEMENT TO TERMINATE THE INVESTMENT ADVISORY AGREEMENT (the "Termination Agreement") is made effective the 12th of May, 2000 between BBOI Worldwide LLC, a Delaware limited liability company ("BBOI"), and BERGER/BIAM WORLDWIDE PORTFOLIOS TRUST, a Delaware business trust ("Worldwide Portfolios"), with respect to BERGER/BIAM INTERNATIONAL PORTFOLIO (the "Portfolio"), a series of Worldwide Portfolios.

         WHEREAS, BBOI and Worldwide Portfolios entered into that certain Investment Advisory Agreement dated October 11, 1996, whereby BBOI provides investment advisory services to the Portfolio (the "Agreement");

         WHEREAS, BBOI and Worldwide Portfolios desire to terminate the Agreement in the manner hereinafter set forth;

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BBOI Worldwide and Worldwide Portfolios agree as follows:

         1. Termination of the Agreement.  The Agreement is hereby terminated.

         2. Effect of Termination. Each party's rights, remedies, and obligations under the Agreement are terminated without any liability whatsoever to the other party.

         IN WITNESS THEREOF, the parties have caused this Termination Agreement to be executed by their duly authorized officers effective as of the date first written above.


BBOI WORLDWIDE LLC


By:
   --------------------------------
Name:  Jack R. Thompson
Title: Co-Chief Executive Officer



BERGER/BIAM WORLDWIDE PORTFOLIOS TRUST,
with respect to the BERGER/BIAM INTERNATIONAL PORTFOLIO


By:
   --------------------------------
Name:  Jack R. Thompson
Title: President